EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

Contacts:

Stacey Sullivan Calbert, Media Relations

Marie Perry, Investor Relations

(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL ANNOUNCES SECOND QUARTER

FISCAL 2009 RESULTS

DALLAS (Jan. 22, 2009) – Brinker International, Inc. (NYSE: EAT) announced a second quarter fiscal 2009 loss per diluted share of $0.21 compared to earnings per diluted share of $0.52 in the prior year. Before special items and excluding Macaroni Grill, earnings per diluted share decreased to $0.27 from $0.31 in the prior year (reconciliation included in Table 2).

On Dec. 18, 2008, the company completed the sale of Romano’s Macaroni Grill to Mac Acquisition LLC, an affiliate of San Francisco-based Golden Gate Capital, for $88 million while retaining a 19.9 percent continuing ownership interest.  Cash attributable to the transaction of approximately $130 million either has been or will be used to pay down outstanding bank debt.  The information presented below includes Macaroni Grill unless otherwise noted.

Quarterly Revenues

Brinker reported revenues for the 13-week period of $949.4 million, a decrease of 7.8 percent compared with $1,029.8 million reported for the same period of fiscal 2008. The company experienced a 5.4 percent decrease in comparable restaurant sales (see Table 1) in the second quarter of fiscal 2009 due to decreases across all brands.  Revenues were also negatively impacted by a net decline in capacity of 3.3 percent due to 47 restaurant closures (26 of which were Macaroni Grills) and the sale of 198 restaurants since the second quarter of fiscal 2008 (189 of which were Macaroni Grills).  Capacity was also impacted by the sale of 76 restaurants to a franchisee during the second quarter of the prior year.  Royalty revenues from franchisees increased 9.7 percent to $15.8 million from $14.4 million in the prior year. Franchise and development fees decreased to $1.3 million in the current year from $6.5 million primarily due to the sale of 76 restaurants to a franchisee in the prior year.

Table 1: Q2 comparable restaurant sales

Q2 09 and Q2 08, company and four reported brands; percentage

	Q2 09 Comparable Sales	Q2 08 Comparable Sales	Q2 09 Pricing Impact	Q2 09 Mix-Shift
Brinker Excluding Macaroni Grill	(4.5)	(2.1)	2.9	(1.7)

Brinker International	(5.4)	(2.4)	2.9	(1.7)
Chili’s	(4.2)	(2.4)	3.3	(1.7)
On The Border	(3.7)	(4.3)	2.6	(1.5)
Maggiano’s	(6.9)	1.7	1.6	(2.3)
Macaroni Grill	(10.6)	(4.0)	2.7	(1.0)

Quarterly Operating Performance

Cost of sales, as a percent of revenues, decreased from 28.3 percent in the prior year to 28.2 percent in the second quarter of fiscal 2009. During the quarter, favorable menu price changes more than offset the negative impact on cost of sales of unfavorable commodity prices primarily related to chicken, produce and oils and sauces.

Restaurant expenses, as a percent of revenues, increased to 58.0 percent from 56.8 percent in the prior year primarily driven by sales deleverage on fixed costs and increased utility and labor costs, partially offset by lower pre-opening expenses.

Depreciation and amortization increased $1.6 million primarily driven by additional depreciation on new restaurants and investments in Chili’s reimage program, partially offset by restaurant closures and fully depreciated assets.

Compared to the prior year, general and administrative expense decreased $2.3 million for the quarter due to reduced salary expense.

Other gains and charges resulted in $85.1 million of charges in the second quarter of fiscal 2009 primarily due to $44.2 million of long-lived asset impairment charges related to the decision to close 35 underperforming restaurants, a $43.3 million loss on the sale of Macaroni Grill and $3.6 million of gains on sales of other assets.

Interest expense decreased $1.9 million primarily due to lower interest rates and lower average borrowings as compared to the same quarter last year.

The effective income tax rate decreased from a provision of 30.2 percent in the second quarter of fiscal 2008 to a benefit of 51.1 percent in the current quarter.  The change in the tax rate was primarily due to the loss on the sale of Macaroni Grill and long-lived asset impairment charges.

Cash Flow and Capital Allocation

Cash flow from operations for the first six months of fiscal 2009 decreased to approximately $94.8 million compared to $241.1 million in the prior year due primarily to a decline in operating profitability, a reduction in gift card sales and the timing of income tax payments as well as operational payments and receipts.  Capital expenditures for the first six months of fiscal year 2009 totaled $59.6 million, a reduction of $99.6 million compared to the prior year resulting from a decrease in new company-owned restaurant development.

Special Items

Table 2: Reconciliation of net income (loss), before special items (1)

Q2 09 and Q2 08; $ millions and $ per diluted share after-tax

Item	Q2 09	EPS Q2 09	Q2 08	EPS Q2 08
Net Income (Loss)	(21.8)	(0.21)	54.5	0.52
Other (Gains) and Charges	53.5	0.52	(10.3)	(0.10)
Net Income before Special Items	31.7	0.31	44.2	0.42
Macaroni Grill before Special Items	(3.8)	(0.04)	(11.8)	(0.11)
Adjusted Net Income before Special Items	27.9	0.27	32.4	0.31

(1)           The company believes excluding other gains and charges and Macaroni Grill from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Web-cast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker Web site (http://www.brinker.com) at 9 a.m. CDT today (Jan.

22).  For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day on Feb. 19, 2009.

Additional financial information, including reconciliation details and debt covenant information, is also available on the Brinker website under the Financial Information section of the Investor tab.

Forward Calendar

•                  Second Quarter SEC Form 10-Q filing on or before Feb. 2, 2009; and

•                  Third quarter earnings release, before market opens, on Apr. 21, 2009.

At the end of the second quarter of fiscal quarter 2009, Brinker International either owned, operated, or franchised 1,704 restaurants under the names Chili’s Grill & Bar (1,495 restaurants), On The Border Mexican Grill & Cantina (165 restaurants) and Maggiano’s Little Italy (44 restaurants).  Brinker also holds a minority investment in Romano’s Macaroni Grill.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

BRINKER INTERNATIONAL, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	December 24,	December 26,	December 24,	December 26,
	2008	2007	2008	2007

Revenues	$949,425	$1,029,785	$1,933,832	$2,084,471
Operating Costs and Expenses:
Cost of sales	268,001	291,339	546,968	583,077
Restaurant expenses	550,696	584,567	1,129,823	1,186,445
Depreciation and amortization	40,647	39,089	81,803	83,996
General and administrative	39,088	41,396	78,852	84,447
Other gains and charges (a)	85,149	(16,343)	90,102	(7,752)

Total operating costs and expenses	983,581	940,048	1,927,548	1,930,213

Operating income (loss)	(34,156)	89,737	6,284	154,258

Interest expense	10,535	12,476	19,992	25,391

Other, net	(193)	(845)	(1,565)	(2,102)

Income (loss) before tax expense (benefit)	(44,498)	78,106	(12,143)	130,969

Income tax expense (benefit)	(22,734)	23,626	(14,160)	38,889

Net income (loss)	$(21,764)	$54,480	$2,017	$92,080

Basic net income (loss) per share	$(0.21)	$0.53	$0.02	$0.88

Diluted net income (loss) per share	$(0.21)	$0.52	$0.02	$0.86

Basic weighted average shares outstanding	101,841	103,498	101,735	104,981

Diluted weighted average shares outstanding	101,841	105,339	102,520	107,247

(a)          Current year other gains and charges primarily includes long-lived asset impairments of $44.2 million related to the decision to close 35 underperforming restaurants, a loss on the sale of Macaroni Grill of $43.3 million and $3.6 million of gains on sales of other assets in the second quarter of fiscal 2009.  In the first quarter of fiscal 2009, other gains and charges primarily included lease termination costs of $2.0 million, uninsured costs related to hurricanes of $1.7 million and expenses related to the pending sale of Macaroni Grill of $1.3 million.

Prior year other gains and charges primarily includes a $29.2 million gain on the sale of 76 restaurants to a franchisee, $10.5 million of charges primarily related to the impairment of long-lived assets and $1.9 million of charges related to the sale of Macaroni Grill in the second quarter of fiscal 2008.  In the first quarter of fiscal 2008, other gains and charges primarily included $7.8 million of charges related to the expected sale of Macaroni Grill.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 24, 2008	June 25, 2008
	(Unaudited)
ASSETS
Current assets	$386,064	$320,173
Assets held for sale	—	135,850
Net property and equipment (a)	1,465,972	1,529,715
Total other assets	248,372	207,384
Total assets	$2,100,408	$2,193,122

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$493,918	$506,443
Liabilities associated with assets held for sale	7,875	18,408
Debt, including current installments	839,926	903,577
Other liabilities	178,645	169,605
Total shareholders’ equity	580,044	595,089
Total liabilities and shareholders’ equity	$2,100,408	$2,193,122

(a)          At December 24, 2008, the company owned the land and buildings for 228 of the 1,064 company-owned restaurants.  The net book values of the land and buildings associated with these restaurants totaled $180.6 million and $186.1 million, respectively.

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Total Restaurants	Second Quarter Openings/Acquisitions	Second Quarter Closings/Sales	Total Restaurants Dec. 24,	Projected Openings Fiscal
	Sept. 24, 2008	Fiscal 2009	Fiscal 2009	2008	2009

Company-Owned Restaurants:
Chili’s	894	—	9	885	9
On The Border	131	—	2	129	—
Maggiano’s	42	1	—	43	2
International(a)	6	1	—	7	2
	1,073	2	11	1,064	13

Franchise Restaurants:
Chili’s	410	19	2	427	25-30
On The Border	33	2	4	31	6-8
International(a)	169	13	-	182	34-39
	612	34	6	640	65-77

Total Restaurants:
Chili’s	1,304	19	11	1,312	34-39
On The Border	164	2	6	160	6-8
Maggiano’s	42	1	—	43	2
International	175	14	—	189	36-41
	1,685	36	17	1,704	78-90

(a)          At the end of second quarter fiscal year 2009, international company-owned restaurants by brand were six Chili’s and one Maggiano’s.  International franchise restaurants by brand were 177 Chili’s and five On The Border’s.

FOR ADDITIONAL INFORMATION, CONTACT:

MARIE PERRY

INVESTOR RELATIONS

(972) 770-1276

6820 LBJ FREEWAY

DALLAS, TEXAS 75240